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                EXHIBIT 12.  RATIO OF EARNINGS TO FIXED CHARGES

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
                                                      For the six
                                                     months ended                  For the years ended June 30
                                                   December 31, 2000       2000         1999          1998        1997
                                                  ------------------    ---------    ----------    ---------   ----------
Pretax income from continuing operations                    $ 82,983     $177,055      $197,719     $231,138     $171,941
Distribution of earnings from
unconsolidated affiliates                                          -        4,220           840          602        1,509
Fixed charges                                                 33,032       57,907        57,744       64,881       65,827
                                                  ------------------    ---------    ----------    ---------   ----------

Earnings                                                    $116,015     $239,182      $256,303     $296,621     $239,277

Interest                                                    $ 32,108     $ 56,869      $ 56,837     $ 63,974     $ 64,886
Amortization of premiums and other                               924        1,038           907          907          941
                                                  ------------------    ---------    ----------    ---------   ----------

Fixed Charges                                               $ 33,032     $ 57,907      $ 57,744     $ 64,881     $ 65,827

Ratio of Earnings to Fixed Charges                              3.51         4.13          4.44         4.57         3.63
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